Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

CEPHALON, INC.

* * * * *

Cephalon, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:  The restated Certificate of Incorporation is hereby amended by deleting the first sentence of Article Fourth thereof and inserting the following in lieu thereof:

FOURTH:  The total number of shares of stock which the corporation shall have authority to issue is four hundred five million (405,000,000), of which four hundred million (400,000,000) shares are Common Stock and five million (5,000,000) shares are Preferred Stock, and the par value of each of such shares is one cent ($0.01), amounting in the aggregate to four million fifty thousand dollars ($4,050,000.00).

SECOND:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Cephalon, Inc. has caused this certificate to be signed by Frank Baldino, Jr., its Chairman and Chief Executive Officer, this 17th day of May 2007.

CEPHALON, INC.

By:	/s/ Frank Baldino, Jr.
Frank Baldino, Jr., Ph.D.
Chairman and Chief Executive Officer